Exhibit 99.1

EON Resources Reports 40% Year-Over-Year Revenue Growth; Narrows Net Loss by 77% and Advances Permian Basin Development

HOUSTON, TX / ACCESS Newswire / October 23, 2026 / EON Resources Inc. (NYSE American: EONR) (“EON” or the “Company”) is an independent upstream energy company with approximately 20,000 leasehold acres in the Permian Basin, today announced financial results for the second quarter ended June 30, 2026, as reflected in its 10-Q for Q2 2026 filed yesterday. The Company reported higher year-over-year revenue, a substantially narrower net loss and lower interest expense as it prepares for its next phase of development at the Grayburg-Jackson Field in New Mexico.

Second-Quarter Highlights

●	Reported revenue increased 40% year over year to $6.49 million from $4.63 million, including non-cash derivative effects.

●	Revenue excluding non-cash derivative effects increased 7.3% year over year to $4.33 million from $4.03 million, and 2.5% from the first quarter of 2026.

●	Net loss fell to $692K from $2.96 million a year earlier, a 77% improvement.

●	Interest expense declined to $176K from $1.65 million a year earlier, following retirement of senior debt in September 2025 and other debt reductions.

●	Cash and cash equivalents increased to approximately $692K at June 30, 2026, from $130K at March 31, 2026.

Financial results for Q2 2026

The overall financial results for the second quarter of 2026 are consistent with the Company’s underlying core operational performance over the past several quarters. Revenues have trended up for the last two quarters with the increase in oil prices.

Income Statement Highlights Table – Quarterly Comparisons

Compare Current 2	Q2-2026	Q1-2026	Change
Revenues, net of derivatives	4,326,789	4,223,108	103,681
Non-cash derivatives	2,158,927	(3,254,915)	5,413,842
Revenues, as reported	6,485,716	968,193	5,517,523

Lease operating	2,511,297	2,528,313	17,016
Depletion & depreciation	2,136,209	1,790,976	(345,233)
Other field related costs	735,639	445,679	(289,960)
General and administrative	2,375,349	2,406,571	31,222
Total expenses	7,758,494	7,171,539	(586,955)

Interest expense	(175,618)	(260,381)	84,763
Other income (expense)	179,542	(851,982)	1,031,524
Total other	3,924	(1,112,363)	1,116,287
			-
Tax (expense) benefit	576,270	1,543,114	(966,844)
Net income (loss)	(692,584)	(5,772,595)	5,080,011

Compare to Prior Year	Q2-2026	Q2-2025	Change
Revenues, net of derivatives	4,326,789	4,033,496	293,293
Non-cash derivatives	2,158,927	598,554	1,560,373
Revenues, as reported	6,485,716	4,632,050	1,853,666

Lease operating	2,511,297	2,359,042	(152,255)
Depletion & depreciation	2,136,209	458,191	(1,678,018)
Other field related costs	735,639	323,854	(411,785)
General and administrative	2,375,349	1,808,345	(567,004)
Total expenses	7,758,494	4,949,432	(2,809,062)

Gain on debt forgiveness	-	(914,518)	914,518
Interest expense	(175,618)	(1,649,656)	1,474,038
Other income (expense)	179,542	(608,553)	788,095
Total other	3,924	(3,172,727)	3,176,651
			-
Tax (expense) benefit	576,270	534,259	42,011
Net income (loss)	(692,584)	(2,955,849)	2,263,265

●

Revenues: The revenues net of hedging derivatives have been trending up for the first two quarters of 2026 with the increase in oil prices, and based on current market conditions, are expected to continue to increase in the third quarter.

Included in the reported revenues is the non-cash derivative impact, which can obscure the underlying operational performance of the Company. The derivative impact is a function of oil prices on the last day of a quarter. It is not representative of operations and activities of the Company. It represents a hypothetical “what-if” scenario that assumes all hedges were canceled at quarter end. The impact has an inverse relationship between oil price and revenues where there is a reduction of revenues if the oil price goes up, and an increase of revenues if the oil price drops. EON has experienced significant swings in the non-cash derivative revenue impact as shown in the trends of the last three quarters due to market conditions.

	Q4-2025	Q1-2026	Q2-2026
Oil price, end of the quarter	$57.42	$101.38	$69.50

Revenues, net of derivatives	3,536,628	4,223,108	4,326,789
Non-cash derivatives	43,225	(3,254,915)	2,158,927
Revenues - Reported	3,579,853	968,193	6,485,716

●

Lease operating expenses (“LOE”): The LOE for the Grayburg-Jackson Field (“GJF”) maintains a consistent run rate of approximately $700K per month. The South Justis Unit (“SJU”), which was acquired in late June 2025, has a run rate of approximately $130K per month in LOE.

●

Depletion, depreciation and amortization (“DD&A”): The year-end reserve reports are used to determine an estimated DD&A for the entire year. The quarterly estimated amount is used in the fourth quarter of the year, and for quarters going forward. Any retroactive adjustments to previously reported quarters are not made. In 2025, the extra charge to the fourth quarter was approximately $1.5 million due to lower reserves in the 2025 reserve report compared to the 2024 report. The same lower reserve estimates also produced a higher ongoing quarterly DD&A rate, accounting for the increase in DD&A in Q2-2026 compared to Q2-2025.

●	General and administrative costs (“G&A”): The G&A cost structure has two distinct classifications: baseline on-going costs and transaction driven costs.

a.

Baseline or on-going G&A costs: The Company’s on-going G&A cost structure has been trending lower over time since 2024 and is currently averaging approximately $600K per month. Management continues to focus on reducing the G&A cost structure and expects to have further reductions in the areas of insurance premiums, legal fees and accounting costs. The lower costs in Q2-2025 compared to Q2-2026 were primarily due to the management team electing to temporarily defer salaries and other compensation costs.

b.

Transaction driven costs in G&A: Under GAAP, many of the transaction driven costs which are logically below the line costs, are required to be classified as G&A. EON, as a growth-stage company, is always looking to improve its capital structure, and thus has transaction costs relating to acquisition, financial instruments, resolving and settling carry-over matters from before the De-SPAC of the Company, and other one-time filings and events. There was approximately $300K in transactional costs in each of the quarters being compared.

●	Other income and expense: Other income and expense items relate to financing costs and derivative valuations at fair market value (“FMV”) of various instruments.

a.

Interest expense: The interest expense in Q2-2026 was $1.5 million lower year-over-year due to the retirement of the senior debt on September 9, 2025, and the reduction of private loans and convertible notes across the year.

b.

Derivative liability valuations: A net $180K of income from derivative valuations of financial instruments in Q2-2026 was recognized compared to net expense of $850K in Q1-2026 and net expense of $610K in Q2-2025.

Outlook for the remainder of the year: The Company believes it can continue to deliver stable production from its two core properties. The first two San Andres horizontal wells in which the Company maintains a 35% working interest have commenced initial flowback operations and frac-load recovery with all permanent production facilities installed and operational. As operations progress and sufficient production data becomes available, meaningful milestones and associated interpretations can be communicated to stakeholders in due course, following appropriate technical evaluation and coordination between the working interest parties. No production from the SJU or from the horizontal development program in the GJF is hedged.

Balance Sheet Highlights Table

	Jun 2026	Mar 2026	Change
Cash and cash equivalents	691,672	129,772	561,900
Accounts receivable	2,373,601	2,407,047	(33,446)
Prepaid and other current	1,364,636	1,201,868	162,768
Oil & gas properties	83,994,647	85,113,367	(1,118,720)
Other non-current assets	1,891,348	1,891,348	-
Total assets	90,315,904	90,743,402	(427,498)

Accounts payable & accrued	22,981,671	21,771,228	(1,210,443)
Debt (current & long-term)	9,003,786	7,379,383	(1,624,403)
Derivatives (various)	4,223,137	6,661,369	2,438,232
Deferred tax liability	2,711,415	3,287,278	575,863
Other liabilities	2,020,686	1,987,821	(32,865)
Total liabilities	40,940,695	41,087,079	146,384
Equity attributable to EON	49,375,208	49,656,323	281,115
Total equity and liabilities	90,315,904	90,743,402	(427,498)

●	Cash: The cash balance increased from $130K in March 2026 to $692K at the end of June. Based on current projections, the Company expects to increase the cash balance further in the third quarter.

●

Payables and Accrued Liabilities: The increase in payables and accrued liabilities is due to interest accruals for conversion of deferred compensation to notes, potential bonus accruals, and increase in activities for field development.

●	Debt: The increase in debt is primarily due to a convertible note funded in April 2026.

●

Derivative Liabilities: The derivative liability for non-cash hedging decreased due to the decline in oil prices at the end of June 2026 compared to March 2026, which served as an offset to the revenue impact for the quarter.

Required disclosure regarding our filings

As required by Sections 402 and 1009(e) of the NYSE American, the Company discloses that the filings for the 2025 10-K and the 10-Q for the first and second quarters were late, and not in compliance with NYSE American continued listing standards. The NYSE extended the cure deadline from October 15, 2026 to November 23, 2026. The Company has met the deadlines by filing its 2025 10-K and the 10-Qs for both of the first two quarters of 2026.

About EON Resources Inc.

EON is an independent upstream energy company focused on maximizing total returns to shareholders through the development of onshore oil and natural gas properties. EON’s Class A Common Stock trades on the NYSE American under “EONR,” and its public warrants trade under “EONR WS.” Its Permian Basin portfolio includes GJF and SJU in New Mexico. For more information on the Company, please visit the EON website.

Two Permian Basin Assets, Multiple Development Horizons

Grayburg-Jackson Field (GJF): 13,700 contiguous leasehold acres in Eddy County, New Mexico, with stacked pay zones and almost 1 billion barrels of estimated original oil in place, of which less than 7% has been produced to date. The San Andres horizontal development program commenced in August 2026.

South Justis Unit (SJU): 5,360 contiguous acres in Lea County, New Mexico, with approximately 207 million barrels of original oil in place. EON’s geologic and reservoir work on the Blinebry zone indicates development potential that management believes is similar in character to the opportunity identified in the GJF.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from what is expected. Words such as "expects," "believes," "anticipates," "intends," "estimates," "seeks," "may," "might," "plan," "possible," "should" and variations and similar words and expressions are intended to identify such forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Such forward-looking statements relate to future events or future results, based on currently available information and reflect the Company's management's current beliefs. A number of factors could cause actual events or results to differ materially from the events and results discussed in the forward-looking statements. Important factors - including the availability of funds, the results of financing efforts and the risks relating to our business - that could cause actual results to differ materially from the Company's expectations are disclosed in the Company's documents filed from time to time with the Securities and Exchange Commission (see www.sec.gov). Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward-looking statements whether because of new information, future events or otherwise.

Investor Relations

Michael J. Porter, President
PORTER, LEVAY & ROSE, INC.
mike@plrinvest.com